Hirtle Callaghan Trust
	Growth Portfolio
	Jennison Associates
	Procedures Pursuant to 10f-3
		Securities Purchased	Comparable Securities (1)
1	Underwriter(s) (See prospectus)	Refer to Attached	Refer
to Attached
2	Name of Issuer	"United Parcel Service, Inc."	"C.H. Robinson
Worldwide, Inc."
3	Title of Security	"United Parcel Service, Class B"
"C.H. Robinson
 Worldwide, Inc."
4	Date of Offering	11/10/99	10/15/97
5	Amount of offering	"$5,470,000,000.00 "	"$190,411,128.00 "
6	Unit Price	$50.00 	$18.00
7	Underwriting Spread or Commission	$1.75 	$1.12
8	Ratings	N/A	N/A
9	Maturity Date	N/A	N/A
10	Curent yield	N/A	N/A
11	Yield to Maturity	N/A	N/A
12	Subordinate Features	N/A	N/A
13	"Nature of issuing Political Entity, if any, including in case of Revenue Bonds,
 underlying entity supplying the revenue"	N/A	N/A
14	Total par value of Bonds purchased	N/A	N/A
15	Dollar amount of Purchases	"$260,000.00 "	N/A
16	Number of Shares Purchased	5200	N/A
17	Years of Continuous Operartions	>3	>3
18	Percentage of Offering Purchaed by Portfolio	0.0048%	N/A
19	Percentage of Portfolio Purchaed by other Portfolios of the Funds and Investment
 Companies advised by the Adviser or any Subadviser	<1%
20	Percentage of Portfolio Assets Applied to purchase	0.14% **
21	Name(s) of Underwriter(s) or Dealer(s) from whom purchased
Morgan Stanley
22	"Is the Adviser or Subadviser or any person or which the Adviser or Subadviser
 is an ""affiliated person"", a Manager or Co-manager of the Offerings?"
	NO
23	"Were Purchases designated as Group Sales or otherwise allocated to adviser,
an subadviser or any person of whom the Adviser or Subadviser is an
""Affiliated
Person""?"	NO
*	Jennison received <1% of the offering to allocate among its
client accounts.
**	This number represents only the part of the Hirtle Callaghan
Trust
managed by Jennison.